EXHIBIT 99.1
Echo Therapeutics Announces Third Quarter 2011 Financial Results

Company Continues Steady Progress Toward its Clinical and Operational Objectives

PHILADELPHIA, Nov. 8, 2011 /PRNewswire/ -- Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing the Symphony® tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring (tCGM) system and the Prelude® SkinPrep System for transdermal drug delivery, announced results for the third quarter and nine months ended September 30, 2011.  Echo’s Quarterly Report on Form 10-Q is available through Echo’s website at www.echotx.com.

Recent Corporate Highlights:

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Echo added key executives to its management team as part of the company’s plan to accelerate development of the Symphony tCGM System and other new products.  In August 2011, Marshall (“Mac”) Deweese joined Echo as Senior Vice President of Operations and in October 2011, Samir Farah joined the company as Vice President of Product Development.

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Echo received registered trademarks for SYMPHONY and PRELUDE, as used with Echo’s tCGM system and mechanical skin ablator, respectively.  Echo also received two issued patents covering its Symphony tCGM System. These new patents join eleven U.S. patents and twenty-eight foreign patents already held by Echo.

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Echo initiated a clinical trial of the Symphony tCGM System in September 2011.  The Company announced positive data from this trial indicating that Symphony successfully monitors patient glucose levels and continues to demonstrate improvements in clinical performance.

“As anticipated, much of the third quarter has been focused on the aggressive product development and testing of the Symphony system as exemplified by the favorable clinical trial results and the addition of experienced senior management in operations and product development.  Additionally, the receipt of new patents and registered trademarks for Symphony and Prelude are key components of our intellectual property portfolio,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics. “We continue to remain focused on bringing the Symphony System closer to commercialization as we head toward major catalysts this quarter and early next year.”

Financial Results for the Nine Months Ended September 30, 2011

For the nine months ended September 30, 2011, Echo reported approximately $344,000 in total revenues compared to $325,000 in total revenues in the first nine months of 2010. Operating expenses increased by 32% to $6.0 million, compared to $4.5 million during the first nine months of 2010. This increase included a 22% increase in research and development expense and a 41% increase in selling, general and administrative expense. The net loss for the first nine months of 2011 was approximately $7.9 million, or ($0.30) per common share, compared to a net loss of $3.0 million, or ($0.11) per common share, for the same period in the prior year.  The Company completed the quarter with cash of approximately $2.3 million.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system for patients with diabetes and for use in hospital critical care units.  Echo is also developing its needle-free Prelude SkinPrep System as a platform technology for enhanced skin permeation for delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's and its partners’ ongoing studies, including the safety and efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,258,019	$1,342,044
Other current assets	486,800	621,693
Total current assets	2,744,819	1,963,737
Net property and equipment (including assets under capitalized leases)	306,159	48,034
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Restricted cash, deposits and other assets	20,565	275,499
Total other assets	9,645,565	9,900,499
Total assets	$12,696,543	$11,912,270

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$362,513	$605,634
Deferred revenue	196,290	405,454
Derivative warrant liability	1,561,244	1,544,996
Accrued expenses and other liabilities	819,870	565,546
Total current liabilities	2,939,917	3,121,630
Deferred revenue, notes payable and capital lease obligation, net of current portion	97,276	88,356
Total liabilities	3,037,193	3,209,986
Commitments
Stockholders' Equity:
Perpetual redeemable preferred stock, Series B	2	2
Convertible preferred stock, Series C & D	35,109	49
Common stock	344,557	311,264
Additional paid-in capital	88,730,324	79,646,385
Common stock subscribed for but not paid for or issued	-	285,000
Accumulated deficit	(79,450,642)	(71,540,416)
Total stockholders' equity	9,659,350	8,702,284
Total liabilities and stockholders' equity	$12,696,543	$11,912,270

Condensed Consolidated Statements of Operations (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Licensing revenue	$(44,360)	$16,023	$198,550	$197,594
Other revenue	-	30,575	145,152	127,095
Total revenues	(44,360)	46,598	343,702	324,689

Operating Expenses:
Research and development	695,019	409,383	2,557,118	2,087,484
Selling, general and administrative	1,527,317	546,446	3,427,582	2,434,944
Total operating expenses	2,222,336	955,829	5,984,700	4,522,428
Loss from operations	(2,266,696)	(909,231)	(5,640,998)	(4,197,739)

Other Income (Expense):
Interest income (expense), net	196	(2,660)	(9,869)	(3,195)
Gain (loss) on extinguishment of debt/payables	-	-	(1,514)	200,000
Gain on disposals of assets	-	-	834	-
Derivative warrant liability gain (loss)	893,229	329,051	(2,258,679)	1,000,987
Other income (expense), net	893,425	326,391	(2,269,228)	1,197,792
Net loss	(1,373,271)	(582,840)	(7,910,226)	(2,999,947)
Deemed dividend on repricing warrants	(87,500)	-	(87,500)	-
Accretion of dividends on Convertible Perpetual Redeemable Preferred Stock	(49,519)	(37,026)	(142,761)	(93,700)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	-	-	(1,975,211)	-
Net loss applicable to common shareholders	$(1,510,290)	$(619,866)	$(10,115,698)	$(3,093,647)
Net loss per common share, basic and diluted	$(0.04)	$(0.02)	$(0.30)	$(0.11)
Basic and diluted weighted average common shares outstanding	34,295,425	29,105,517	33,620,751	28,809,682

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